                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[_]  Preliminary Information Statement      [_]  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                              Pacific Enterprises
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------


     (5) Total fee paid:

     --------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     --------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------


     (3) Filing Party:

     --------------------------------------------------------------------------


     (4) Date Filed:

     --------------------------------------------------------------------------


Notes:

                              PACIFIC ENTERPRISES
                                   NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

  The Annual Meeting of Shareholders of Pacific Enterprises will be held on May 11, 1999 at 10:00 a.m. at the offices of Sempra Energy, 101 Ash Street, San Diego, California, for the following purposes:

  (1) To elect directors for the ensuing year.

  (2) To transact any other business that may properly come before the meeting.

  Shareholders of record at the close of business on March 22, 1999 are entitled to notice of and to vote at the Annual Meeting.

  The Annual Meeting is a business-only meeting. It will not include any presentations by management.

  Only shareholders of Pacific Enterprises are entitled to attend the Annual Meeting. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

                                          By Order of the Board of Directors

Los Angeles, California
April 9, 1999

                              PACIFIC ENTERPRISES

                               ----------------

                             INFORMATION STATEMENT

                                      FOR

                        ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

  Pacific Enterprises is providing this Information Statement in connection with its Annual Meeting of Shareholders to be held on May 11, 1999. It is being mailed to shareholders commencing April 9, 1999.

                              PACIFIC ENTERPRISES

  Pacific Enterprises is the parent corporation of Southern California Gas Company, a public utility engaged in supplying natural gas throughout most of Southern and portions of Central California. The Gas Company is the nation's largest natural gas distribution utility, providing natural gas service to residential, commercial, industrial, utility electric generation and wholesale customers through approximately 4.8 million meters in a 23,000-square-mile service territory with a population of 17.6 million.

  On June 26, 1998, Pacific Enterprises and Enova Corporation (the parent corporation of San Diego Gas & Electric Company) completed a business combination in which the two companies became separate subsidiaries of Sempra Energy, a newly formed holding company. In the combination, Pacific Enterprises Common Stock and Enova Corporation Common Stock were converted into Sempra Energy Common Stock. Pacific Enterprises Preferred Stock was not converted in the business combination and remains outstanding.

  As a result of the business combination, Pacific Enterprises (as well as Enova Corporation) is now a direct subsidiary of Sempra Energy. All of the outstanding Pacific Enterprises Common Stock, representing approximately 99% of Pacific Enterprises' voting shares, is owned by Sempra Energy. The remaining outstanding voting shares consist of publicly held Preferred Stock.

  Pacific Enterprises' principal executive offices are located at 555 West Fifth Street, Los Angeles, California. Its telephone number is (213) 895-5000.

                     OUTSTANDING SHARES AND VOTING RIGHTS

  Shareholders who are present at the Annual Meeting will be entitled to one vote for each Pacific Enterprises share which they held of record at the close of business on March 22, 1999. At that date, the outstanding shares consisted of 83,917,664 shares of Common Stock, all of which is owned by Sempra Energy, and 800,253 shares of Preferred Stock, all of which is publicly held. The shares owned by Sempra Energy represent over 99% of the outstanding shares.

  In electing directors, each share is entitled to one vote for each of the sixteen director positions but cumulative voting is not permitted.

                             ELECTION OF DIRECTORS

  At the Annual Meeting of Shareholders, sixteen directors (comprising the entire authorized number of directors) will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The sixteen director candidates receiving the greatest number of votes will be elected as directors.

  The names of the Board of Directors' sixteen nominees for election as directors and biographical information regarding each nominee are set forth below. Each nominee (other than Mr. Baum) is currently a director of Pacific Enterprises and each (including Mr. Baum) is also a director of Sempra Energy. Unless otherwise noted, each nominee has held the position set forth beneath his or her name or various positions with the same or predecessor organizations for at least the last five years.

[LOGO] Stephen L. Baum, 58, is Vice Chairman of the Board, President and Chief Operating Officer of Sempra Energy and President of Pacific Enterprises. Prior to the business combination of Pacific Enterprises and Enova Corporation, he was Chairman and Chief Executive Officer of Enova Corporation.

[LOGO] Hyla H. Bertea, 58, has been a director since 1993. She is a realtor with Prudential California, a real estate sales company. She is a trustee of Lewis & Clark College, a director of Orange County Community Foundation, and a former commissioner of the California Horse Racing Board. For a number of years she has been involved in leadership positions with various other cultural, educational and health organizations in the Orange County and Los Angeles areas. Mrs. Bertea was a co-commissioner of gymnastics and a member of the executive staff for the 1984 Olympics.

[LOGO] Ann L. Burr, 52, became a director in 1998. She is an Executive Vice President for Residential Telephony of Time Warner Cable. She is the former President of Time Warner Communications in Rochester, New York and Time Warner Cable in San Diego. Ms. Burr is a trustee of Rochester Institute of Technology, the RIT Research Corporation and George Eastman House.

[LOGO] Herbert L. Carter, Ph.D., 65, has been a director since 1991. He is President of California State University, Dominguez Hills, and Executive Vice Chancellor Emeritus and Trustee Professor of Public Administration of the California State University System. He was President and Chief Executive Officer of United Way of Greater Los Angeles from 1992 until 1995, and Executive Vice Chancellor of the California State University System from 1987 until 1992. Dr. Carter is a director of Golden State Mutual Insurance Company, and a member of the Board of Councilors of the School of Public Administration, University of Southern California.

[LOGO] Richard A. Collato, 55, became a director in 1998. He is President and Chief Executive Officer of the YMCA of San Diego County. He is a former director of Y-Mutual Ltd., a reinsurance company, and The Bank of San Diego. Mr. Collato is a trustee of Springfield College, YMCA Retirement Fund and Bauce Foundation, and a director of Project Design Consultants.

[LOGO] Daniel W. Derbes, 68, became a director in 1998. He is President of Signal Ventures. From 1985 until 1988, he was President of Allied-Signal International Inc. and Executive Vice President of Allied-Signal Inc., a multi-national advanced technologies company. Mr. Derbes is a director of Oak Industries, Inc. and WD-40 Company and a trustee of the University of San Diego.

[LOGO] Richard D. Farman, 63, has been a director since 1992. He is Chairman of the Board and Chief Executive Officer of Sempra Energy and Pacific Enterprises. He is a director of Union Bank, Sentinel Group Funds, Inc. and Catellus Development Corporation. He is past Chairman of KCET Public Service Television, Progress L.A. Inc., the American Gas Association and the Natural Gas Council, and a member of the Pacific Coast Gas Association and the National Petroleum Council.

[LOGO] Wilford D. Godbold, Jr., 60, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director of K2, Inc., and the California State Chamber of Commerce (past Chairman). Mr. Godbold is a trustee of the Wellness Community, a member of the Council on California Competitiveness and a past President of the Board of Trustees of Marlborough School.

[LOGO] Robert H. Goldsmith, 68, became a director in 1998. He is a management consultant. He is the former Chairman, President and Chief Executive Officer of Exten Industries, Inc. and former Chairman and Chief Executive Officer of Rohr, Inc. Mr. Goldsmith also is the former Vice Chairman and Chief Operating Officer of Precision Forge Company, Senior Vice President of Pneumo Corporation's Aerospace and Industrial Group and Vice President of General Electric Company and General Manager of GE's commercial (aircraft) engine projects division and the gas turbine division.

[LOGO] William D. Jones, 43, became a director in 1998. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation. From 1989 to 1993, he served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego Council member from 1982 to 1987. Mr. Jones is a director of the Federal Reserve Bank of San Francisco, Los Angeles Branch and a trustee of the University of San Diego. He is a former director of The Price Real Estate Investment Trust.

[LOGO] Ignacio E. Lozano, Jr., 72, has been a director since 1978. He is Chairman of the Board of La Opinion, a Spanish language daily newspaper. During 1976 and 1977 he served as United States Ambassador to El Salvador. He is a director of The Walt Disney Company, Pacific Mutual Life Insurance Company, the Santa Anita Foundation and the Youth Opportunities Foundation. Mr. Lozano is a trustee of the University of Notre Dame and a member of the California Press Association.

[LOGO] Ralph R. Ocampo, M.D., 67, became a director in 1998. He is a San Diego physician and surgeon. Dr. Ocampo is a past President of the California Medical Association.

[LOGO] William G. Ouchi, Ph.D., 55, became a director in 1998. He is a Vice Dean and Faculty Director of Executive Education Programs and Sanford and Betty Sigoloff Professor of Management in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of Allegheny-Teledyne and Firstfed Financial Corporation.

[LOGO] Richard J. Stegemeier, 70, has been a director since 1995. He is Chairman Emeritus of the Board of Unocal Corporation. He is a director of Foundation Health Systems, Inc., Halliburton Company, Montgomery Watson, Inc., and Northrop Grumman Corporation.

[LOGO] Thomas C. Stickel, 49, became a director in 1998. He is the Chairman, Chief Executive Officer and founder of University Ventures Network. He is the founder of Americana Partners Capital Group, Inc. He previously was the Chairman, Chief Executive Officer and President of TCS Enterprises, Inc. and the Bank of Southern California, both of which he founded. Mr. Stickel is Chairman of the Board of Onyx Acceptance Corporation; a director of Blue Shield of California, Scripps International, Inc., Clair Burgener Foundation and Del Mar Thoroughbred Club; and Vice Chairman of the California Chamber of Commerce.

[LOGO] Diana L. Walker, 57, has been a director since 1989. Mrs. Walker is a partner in the law firm of O'Melveny & Myers LLP. She is a director of United Way of Greater Los Angeles, the former Chair of the Board of Governors of the Institute for Corporate Counsel, a former trustee of Marlborough School and a member of various professional organizations. O'Melveny & Myers LLP provides legal services to Pacific Enterprises and its affiliates.

                           GOVERNANCE OF THE COMPANY

Board of Directors

  The business and affairs of Pacific Enterprises are managed under the direction of the Board of Directors in accordance with the California General Corporation Law as implemented by the Company's Articles of Incorporation and By-laws. Members of the board are kept informed through various reports routinely sent to them as well as by operating and financial presentations made at board and committee meetings by officers and others.

  Shareholders who wish to suggest qualified candidates for consideration by the Corporate Governance Committee as directors of Pacific Enterprises should write to: Corporate Secretary, Pacific Enterprises, 555 West Fifth Street, Los Angeles, California, 90013, stating in detail the qualifications of the suggested candidates.

  During 1998, the Board of Directors held seventeen meetings. The standing committees listed below assisted the board in carrying out its duties.

Committees Of the Board

         Audit                Compensation      Corporate Governance        Executive                Finance
-----------------------  ---------------------- --------------------- ---------------------- -----------------------
Richard A. Collato,      Richard J. Stegemeier, Hyla H. Bertea,       Richard D. Farman,     Daniel W. Derbes,
Chair                    Chair                  Chair                 Chair                  Chair
Ann L. Burr              Hyla H. Bertea         Ann L. Burr           Herbert L. Carter      Richard A. Collato
Wilford D. Godbold, Jr.  Ignacio E. Lozano, Jr. Daniel W. Derbes      Ignacio E. Lozano, Jr. Wilford D. Godbold, Jr.
Robert H. Goldsmith      Ralph R. Ocampo        Robert H. Goldsmith   Thomas C. Stickel      William D. Jones
William G. Ouchi         Thomas C. Stickel      Richard J. Stegemeier                        Diana L. Walker
Diana L. Walker

  Public Policy
------------------
Herbert L. Carter,
Chair
William D. Jones
Ralph R. Ocampo
William G. Ouchi



  Audit Committee

  The Audit Committee met five times in 1998. Its duties and responsibilities include the following:

  . Providing oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and accounting and financial reporting practices.

  .Recommending to the board the selection of independent auditors.

  . Reviewing and monitoring the compliance process for the Pacific Enterprise's Code of Business Ethics and Conduct.

  Compensation Committee

  The Compensation Committee met five times in 1998. The duties and responsibilities of the Compensation Committee include the following:

  .Establishing overall strategy with respect to compensation for directors and senior officers.

  .Evaluating the performance of the Chairman and the President for compensation purposes.

  . Reviewing and approving individual salary adjustments and awards under incentive plans for senior officers.

  .Overseeing the executive succession plans.

  Corporate Governance Committee

  The Corporate Governance Committee met three times in 1998. Its duties and responsibilities include the following:

  .Reviewing and recommending nominees for election as directors.

  .Assessing the performance of the Board of Directors.

  .  Developing guidelines for board composition.

  . Reviewing and administering the Company's Corporate Governance Guidelines and considering other issues relating to corporate governance.

  Executive Committee

  The Executive Committee did not meet in 1998. The committee meets on call during the intervals between board meetings and, subject to the limitations imposed by law, has all the authority of the board.

  Finance Committee

  The Finance Committee met twice in 1998. Its duties and responsibilities include the following:

  . Reviewing long term and short term financial requirements and financing plans.

  . Reviewing trading operations, financial guarantees and derivatives positions and exposure.

  Public Policy Committee

  The Public Policy Committee met twice in 1998. Its duties and responsibilities include the following:

  . Reviewing public policy issues affecting Pacific Enterprises, including ethnic, social and political trends.

  . Reviewing employment and contracting policies, consumer issues and community relations.

  .  Reviewing charitable and political contributions and programs.

  Directors' Compensation

  All of the directors and nominees as directors of Pacific Enterprises are also directors or officers of Sempra Energy. They are not separately compensated for services as directors of Pacific Enterprises.

  Directors of Sempra Energy who are not also employees receive the following retainer and fees for services as directors of Sempra Energy and its subsidiaries:

     Annual retainer................................................... $26,000
     Attendance fee for each Board meeting............................. $ 1,000
     Attendance fee for each Committee meeting......................... $ 1,000
     Annual retainer for each Committee chaired........................ $ 3,000

  Directors may elect to receive their annual fees in Sempra Energy Common Stock or to defer their annual fees into an interest-bearing account or a phantom share account in which the fees are deemed invested in Sempra Energy Common Stock.

  During 1998, each non-employee director of Sempra Energy was granted a ten-year option to purchase 15,000 shares of Sempra Energy Common Stock at an exercise price of $26 7/8 per share, the fair market value of the shares on the July 13, 1998 date of the grant. Each director will also be granted an additional ten-year option for 5,000 shares at each annual meeting of Sempra Energy following which the director continues to serve as a non-employee director.

  Non-employee directors of Sempra Energy who were directors of Pacific Enterprises or Enova Corporation at the time of the business combination of the two companies (currently all of the non-employee directors) continue to accrue retirement benefits (subject to certain maximum years of service credit) for service as non-employee directors of Sempra Energy. Benefits commence upon the later of retirement as a director or attaining age 65 and continue for a maximum period equal to the director's combined years of service as a director of Sempra Energy and Pacific Enterprises or Enova Corporation. The annual benefit is the sum of Sempra Energy's then current annual retainer and ten times the then current board meeting fee.

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  All of the outstanding Pacific Enterprises Common Stock is owned by Sempra Energy and none of Pacific Enterprises' directors or officers owns any Pacific Enterprises Preferred Stock.

  The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned by each director, by each of the five most highly compensated executive officers of Pacific Enterprises and by all directors and executive officers of Pacific Enterprises as a group, as of January 31, 1999. These shares, in the aggregate, represent less than one percent of Sempra Energy's outstanding shares.

                          Sempra Energy Common Stock

                                                  Shares
                                      Current    Subject To
                                     Beneficial Exercisable  Phantom
                                      Holdings   Options(A) Shares (B)   Total
                                     ---------- ----------- ---------  ---------
Frank H. Ault......................    21,732         -0-     12,114      33,846
Stephen L. Baum....................    79,898         -0-     52,747     132,645
Hyla H. Bertea.....................     9,274      15,000        -0-      24,274
Ann L. Burr........................     2,200      15,000        -0-      17,200
Herbert L. Carter..................     1,466      15,000        -0-      16,466
Richard A. Collato.................     3,907      15,000        -0-      18,907
Daniel W. Derbes...................     5,394      15,000        -0-      20,394
Richard D. Farman..................    47,606     497,757     64,781     610,144
Wilford D. Godbold, Jr.............     3,006      15,000        -0-      18,006
Robert H. Goldsmith................     2,618      15,000        -0-      17,618
William D. Jones...................     2,172      15,000        -0-      17,172
John R. Light......................    15,736         -0-        -0-      15,736
Ignacio E. Lozano, Jr..............     2,248      15,000        -0-      17,248
Ralph R. Ocampo....................    14,510      15,000        -0-      29,510
William G. Ouchi...................    10,000      15,000        -0-      25,000
Neal E. Schmale....................    15,556      15,038        -0-      30,594
Richard J. Stegemeier..............     1,503      15,000        -0-      16,503
Thomas C. Stickel..................     2,006      15,000        -0-      17,006
Diana L. Walker....................       866      15,000        -0-      15,866
Directors and Executive Officers as
 a group
 (19 persons)......................   241,698     722,795    129,642   1,094,135

--------
(A) Shares which may be acquired through the exercise of stock options that are exercisable on or before May 19, 1999.
(B) Represents deferred compensation deemed invested in shares of Sempra Energy Common Stock. These phantom shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Pacific Enterprises is a subsidiary of Sempra Energy and all of the officers of Pacific Enterprises are also officers of Sempra Energy. The officers are compensated by Sempra Energy and are not separately compensated for their services as officers of Pacific Enterprises.

  Pacific Enterprises became a subsidiary of Sempra Energy in connection with a business combination with Enova Corporation that was completed on June 26, 1998. Richard D. Farman, previously the Chief Executive Officer of Pacific Enterprises, serves as Chairman and Chief Executive Officer of both Pacific Enterprises and Sempra Energy. Stephen L. Baum, previously Chairman and Chief Executive Officer of Enova Corporation, serves as President of Pacific Enterprises and Vice Chairman and President of Sempra Energy. Together, Messrs. Farman and Baum comprise Sempra Energy's Office of the Chairman.

  The Boards of Directors of Pacific Enterprises and Sempra Energy each maintain a Compensation Committee comprised of independent, non-employee directors. The directors comprising the two committees are identical and the committees typically meet in joint session.

  The Compensation Committees have the responsibility for establishing compensation principles and strategies, as well as designing a compensation program for executive officers. Their responsibilities also include administering a base salary program, executive annual and long term incentive plans, and executive benefit programs.

  The Compensation Committees concluded that the formation of Sempra Energy would require a comprehensive review of the compensation programs and policies of Pacific Enterprises and Enova Corporation and their respective subsidiaries, and the development of new policies and programs appropriate to a combined company with a significantly broader scope and substantially larger size than either of the two combining companies. Accordingly, prior to the completion of the business combination and with the assistance of nationally recognized compensation and benefit consultants, the Compensation Committees formulated compensation principles and strategies and developed compensation policies and practices intended to enable Sempra Energy and its subsidiaries to realize the objectives of the business combination and to create superior shareholder value in a rapidly changing and increasingly competitive business environment.

Compensation Principles and Strategies

  In developing compensation principles and strategies, the Compensation Committees considered the current and prospective business environment for Sempra Energy and its subsidiaries and took into account numerous factors including:

  . The substantially larger size and broader scope of Sempra Energy's operations over those of either Pacific Enterprises or Enova
     Corporation.

  . The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries would operate.

  . The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance.

  . The need to attract executive talent from broader markets as the utility and energy industries continue to rapidly evolve.

  . The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance.

  . The need to strongly align the interests of executives with those of shareholders.

  As a result of this review, the Compensation Committees approved a compensation program designed to meet these objectives and encourage executives to achieve superior shareholder returns. The program includes the following elements.

  . An emphasis on "pay-for-performance" with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

  . An emphasis on stock incentives closely aligning the interests of executives with those of shareholders.

  . An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for comparable sized companies and with annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior corporate, business unit and individual performance.

  . An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership.

  . An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of an executive's total compensation as levels of responsibility increase.

  The Compensation Committees also considered provisions of the Internal Revenue Code limiting to $1 million the annual amount of compensation that does not qualify as "qualified performance-based compensation" that publicly held corporations may deduct for federal income tax purposes as compensation expense for each of certain executive officers. The committees consider tax deductibility to be an important factor but only one factor to be considered in evaluating any executive officer compensation program. Accordingly, the committees intend to design programs that will maximize federal income tax deductions for compensation expense to the extent that doing so is consistent with the compensation principles and strategies of Sempra Energy and its subsidiaries. The committees believe, however, that there are circumstances in which the interests of shareholders may be best served by providing compensation that is not fully tax deductible, and may exercise discretion to provide compensation (including incentive awards under the Sempra Energy Long Term Incentive Plan) that will not qualify as a tax deductible compensation expense.

Compensation Program

  The primary components of the compensation program of Sempra Energy and its subsidiaries are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

  Base Salaries

  Base salaries for executives are reviewed annually and, in general, are targeted at the median of salaries for general industry companies of similar size to Sempra Energy. This strategy, along with annual and long term incentive opportunities at general industry levels, is intended to allow Sempra Energy and its subsidiaries to retain and attract top quality executive talent. However, the committees will continue to monitor this strategy as the markets for executive talent intensify. In determining base salary adjustments, the committees will also take into account such factors as individual performance, executive responsibilities and market characteristics.

  Survey data for assessing base salaries are based upon companies in the Fortune 1000 and size-adjusted based upon Sempra Energy's revenues using regression analysis. This group is broader than the peer group used for assessing performance for incentive plan purposes. The Compensation Committees believe that the most direct competitors of Sempra Energy and its subsidiaries for executive talent will not be limited to companies in this peer group and the Fortune 1000 appropriately reflects a broader group with which Sempra Energy and its subsidiaries compete to retain and attract highly skilled and talented executives.

  Accordingly, initial base salaries for executive officers of Sempra Energy and its subsidiaries were set at the approximate mid-point of these salary data. An annual base salary of $870,000 was established for

Mr. Farman and $738,000 for Mr. Baum. These salaries became effective in June 1998 and were adjusted effective January 1, 1999 to $915,000 and $763,000, respectively, in connection with the committees' annual salary review to reflect changing market conditions and individual and corporate performance.

  Annual Incentives

  Annual cash bonus performance-based incentive opportunities are provided to executive officers through the Sempra Energy Executive Incentive Plan. This plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer's position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level. Performance at targeted levels is intended to compensate executive officers with bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 1000 companies.

  For the six-month period of 1998 during which the Sempra Energy Executive Incentive Plan was in effect, award levels were based on attainment of earnings per share goals with target award levels ranging from 80% of base salary (for the six-month period) for Messrs. Farman and Baum to 45% of base salary (for the six-month period) for Vice Presidents, with maximum award levels ranging from 160% to 90% of six-month base salary. Performance for the six months exceeded targeted performance and resulted in cash bonuses of 114% of six-month base salary for Messrs. Farman and Baum ($497,640 and $422,136, respectively,) with corresponding lesser amounts for other executive officers.

  For the first half of 1998, the performance of Pacific Enterprises substantially exceeded its performance goals for annual cash bonuses and resulted in Mr. Farman receiving a maximum cash bonus for the six-month period of $522,000. For the first six months of 1998, Mr. Baum was Chairman and Chief Executive Officer of Enova Corporation which also substantially exceeded its performance goals resulting in Mr. Baum receiving a maximum cash bonus of $469,000 for the six-month period.

  Long Term Incentives

  Long term incentive opportunities are provided by equity and equity-based awards under Sempra Energy's 1998 Long Term Incentive Plan. The plan permits a wide variety of equity and equity-based incentive awards to respond to changes in the market conditions and compensation practices. It is expected, however, that most awards under the plan will be in the form of non-qualified stock options and, to a lesser and declining extent, restricted stock.

  During the second half of 1998, Sempra Energy granted to executives and other employees of Sempra Energy and its subsidiaries non-qualified stock options to purchase Sempra Energy Common Stock under stock option plans of Pacific Enterprises and Enova Corporation that were assumed by Sempra Energy in the business combination of the two companies. During the first half of 1998, Pacific Enterprises also granted stock options to Mr. Farman and to others who were then executive officers of Pacific Enterprises. These Sempra Energy and Pacific Enterprises option grants are described in this Proxy Statement under the caption "Executive Compensation--Stock Options and Stock Appreciation Rights."

  During 1998, Sempra Energy also awarded grants of performance-based restricted shares under its 1998 Long Term Incentive Plan to executives of Sempra Energy and its subsidiaries. These awards and related total shareholder return vesting standards are discussed in this Proxy Statement under the caption "Executive Compensation--Restricted Stock Grants."

  The Sempra Energy grants of options and restricted shares, consistent with general industry practices, have a value of approximately 170% of base salary for Messrs. Farman and Baum and reflect long term incentives expected to be granted for 1999.

Stock Ownership Guidelines

  The Compensation Committees believe that a commitment to increased share ownership by executives of Sempra Energy and its subsidiaries is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of compensation plans and, in addition, stock ownership guidelines have been established to further strengthen the link between corporate performance and compensation.

  In setting stock ownership guidelines, consideration was given to current share ownership levels of senior executives and the desire to encourage further share ownership in the new company. The guidelines are as follows:

                                    Sempra Energy Stock
      Pacific Enterprises          Ownership Guidelines
      Executive Level            (As a Multiple of Salary)
      -------------------        -------------------------
      Chief Executive Officer         4 x Base Salary
      President                       4 x Base Salary
      Executive Vice Presidents       3 x Base Salary
      Other Vice Presidents           1 x Base Salary

  Executives are expected to meet or exceed these share ownership levels over a five-year period. For purposes of the guidelines, shares owned will include phantom shares into which compensation has been deferred and the vested portion of certain in-the-money employee stock options as well as shares owned directly or through employee benefit plans.

                                          COMPENSATION COMMITTEE

                                          Richard J. Stegemeier, Chairman
                                          Hyla H. Bertea
                                          Ignacio E. Lozano, Jr.
                                          Ralph R. Ocampo
                                          Thomas C. Stickel

                                          March 2, 1999

                            EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

  The table below summarizes, for the periods indicated, the compensation paid or accrued by Sempra Energy and its predecessors and subsidiaries to each of the executive officers of Pacific Enterprises named in the table.

                          Summary Compensation Table

                                                                 Long Term Compensation
                                                                 ----------------------
                                                                    Awards          Payouts
                                                                    ------          -------
                                                                  Securities        LTIP
   Name and Principal                 Annual Compensation         Underlying        Payouts     All Other
                                      -------------------
        Position            Year      Salary        Bonus      Options / SARS (#)   (A) (B)      Compensation (C)
   ------------------       ----      ------        -----      ------------------   -------      ---------------
Richard D. Farman.......    1998     $728,718     $1,019,640        274,593         $    -0-       $1,689,295
 Chairman and Chief         1997     $478,208     $  500,000         45,000         $    -0-       $  108,049
 Executive Officer          1996     $429,999     $  430,000          2,000         $    -0-       $   76,309
Stephen L. Baum (D).....    1998     $681,577     $  891,136        167,900         $247,746       $1,494,258
 President
Neal E. Schmale(E)......    1998     $414,731     $  371,600        109,334         $    -0-       $  107,932
 Executive Vice
 President
 and Chief Financial
 Officer
John R. Light (D).......    1998     $292,308     $  431,600         64,220         $ 35,539       $  155,045
 Executive Vice
 President
 and General Counsel
Frank H. Ault (D).......    1998     $206,250     $  168,568         16,860         $ 54,407       $  343,070
 Vice President and
 Controller
Willis B. Wood, Jr.
 (F)....................    1998     $613,167     $  556,266        112,785         $    -0-       $  970,146
 Chairman and Chief         1997     $682,201     $  700,000         60,000         $    -0-       $  132,762
 Executive Officer          1996     $635,000     $  635,000         55,200         $    -0-       $   95,439

(A) Long term incentive plan payouts represent the fair market value of shares of restricted stock for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals. Restricted stock awarded in 1998 under the Sempra Energy Long Term Incentive Plan is reported below under the caption "Restricted Stock Grants."

(B) The aggregate holdings/value of restricted stock held on December 31, 1998 by the individuals listed in the table are: 17,124 shares/$434,607 for Mr. Farman; 37,229 shares/$944,872 for Mr. Baum; 5,556 shares/$141,011 for Mr.
    Schmale; 10,341 shares/$262,455 for Mr. Light; 5,171 shares/$131,240 for Mr. Ault; and 0 shares/$0 for Mr. Wood. Regular quarterly dividends are paid on restricted stock held by these individuals.

(C) All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and
    (v) car allowances. The respective amounts paid in 1998 were $76,476, $9,556, $7,763, $22,763 and $6,737 for Mr. Farman; $2,346, $113,211,
    $4,313, $38,717, and $7,671 for Mr. Baum; $925, $2,077, $-0-, $1,385 and
    $3,545 for Mr. Schmale; $-0-, $- 0-, $ -0-, $ -0- and $5,045 for Mr.
    Light; $945, $14,412, $6,891, $9,488 and $6,334 for Mr. Ault; and $91,055,
    $6,544, $7,841, $20,628 and $3,577 for Mr. Wood.

     Amounts for 1998 also include incentive/retention bonus accruals for Mr. Farman under an agreement with Pacific Enterprises and for Messrs. Baum and Ault under agreements with Enova Corporation. These agreements were entered into in 1997 in connection with the business combination of the two companies and provide that each executive becomes entitled to an incentive/retention bonus upon the completion of the business combination (which was completed on June 26, 1998) and continued employment with Sempra Energy for a period of twenty-four months thereafter. Under the agreements, deferral accounts were established for Messrs. Farman, Baum and Ault upon the completion of the business combination and credited with incentive/retention bonus amounts of $1,566,000, $1,328,000 and $305,000, respectively, which were deemed invested in shares of Sempra Energy Common Stock. Dividend equivalents on these phantom shares similarly are deemed reinvested to purchase additional shares at then fair market value. Upon becoming entitled to his incentive/retention bonus, the executive will be paid in cash an amount based upon the number of phantom shares then credited to his account and then fair market value of Sempra Energy Common Stock.

     Amounts for 1998 for Mr. Light also include $150,000 paid to him as a signing bonus.

     Amounts for 1998 for Mr. Schmale also include $100,000 paid to him as a signing bonus.

     Amounts for 1998 for Mr. Wood also include $840,500 paid to him by Pacific Enterprises upon his retirement in recognition of his life-long service and contributions to the company.

(D) Messrs. Baum, Light and Ault became executive officers of Pacific Enterprises upon the completion on June 26, 1998 of the business combination of Pacific Enterprises and Enova Corporation. Amounts shown for these individuals for 1998 include compensation as an executive officer of Enova Corporation (which in the case of Mr. Light began in April 1998) for the period prior to the completion of the business combination.

(E)  Mr. Schmale became an executive officer in December 1997.

(F) Mr. Wood retired as Chief Executive Officer of Pacific Enterprises in April 1998 and as Chairman of the Board in July 1998. His salary amount includes $133,335 paid during 1998 under a six-month consulting agreement that expired January 31, 1999.

Stock Options and Stock Appreciation Rights

  The following table contains information concerning the grant of stock options during 1998 to the executive officers of Pacific Enterprises named in the Summary Compensation Table. All options are to purchase Sempra Energy Common Stock, were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant and are for a ten-year term subject to earlier expiration following termination of employment.

                          Option / SAR Grants in 1998

                                            % of Total
                         Number of Shares Options / SARs
                            Underlying      Granted to
                          Options / SARs    Employees      Exercise   Expiration  Grant Date
          Name              Granted (#)      in 1998     Price ($/Sh)    Date    Present Value
          ----           ---------------- -------------- ------------ ---------- -------------
Richard D. Farman.......     76,693(A)         2.28%        $24.27      3/3/08    $  852,826
                             63,900(B)         1.90%        $26.31     7/23/08    $  591,714
                            134,000(C)         3.98%        $26.31     7/23/08    $  443,540
Stephen L. Baum.........     54,200(B)         1.61%        $26.31     7/23/08    $  501,892
                            113,700(C)         3.38%        $26.31     7/23/08    $  376,347
Neal E. Schmale.........     45,114(A)         1.34%        $24.27      3/3/08    $  501,668
                             20,720(B)         0.62%        $26.31     7/23/08    $  191,867
                             43,500(C)         1.29%        $26.31     7/23/08    $  143,985
John R. Light...........     20,720(B)         0.62%        $26.31     7/23/08    $  191,867
                             43,500(C)         1.29%        $26.31     7/23/08    $  143,985
Frank H. Ault...........      5,440(B)         0.16%        $26.31     7/23/08    $   50,374
                             11,420(C)         0.34%        $26.31     7/23/08    $   37,800
Willis B. Wood, Jr......    112,785(A)(D)      3.35%        $24.27         (D)    $1,254,169(D)

___________
(A) Exercisable in cumulative installments of one-third of the shares initially subject to the option on each of the first three anniversaries of the grant date. Granted with performance-based dividend equivalents payable upon option exercise for the entire period the option is outstanding. No dividend equivalents will be paid unless Pacific Enterprises meets a threshold performance goal based on cash flow for the three-year period ending December 31, 2000 and the percentage of dividends paid as dividend equivalents (to a maximum of all dividends that would have been paid on the option shares) depends upon the extent to which the threshold performance goal is exceeded.

(B) Exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date. Granted with performance-based dividend equivalents on unexercised shares for the four-year period ending December 31, 2002. No dividend equivalents will be paid unless Sempra Energy meets annual or four-year threshold performance goals based on total return to shareholders relative to a peer group of companies or the Standard & Poor's 500 and the percentage of dividends paid as dividend equivalents (to a maximum of all dividends that would have been paid on the shares for the four-year period) will depend upon the extent to which the threshold goals are exceeded.

(C) Exercisable in cumulative annual installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date. Granted without dividend equivalents.

(D) Mr. Wood's options expired unexercised following his retirement in July
    1998.

  Sempra Energy used a modified Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column, but the executive will realize value from the stock options only to the extent that the price of Sempra Energy Common Stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an executive will be at or near the theoretical value, and these amounts should not be used to predict stock performance.

  The options granted at an exercise price of $24.27 were granted by Pacific Enterprises and assumed by Sempra Energy in connection with the business combination of Pacific Enterprises and Enova Corporation. Grant date present values were based on an option value of $2.98 and a dividend equivalent value of $10.06. These use the following assumptions: share volatility--11.9%; dividend yield--4.94%; risk-free rate of return--5.98%; and outstanding term-- 10 years.

  The options granted at an exercise price of $26.31 were granted by Sempra Energy following the business combination of Pacific Enterprises and Enova Corporation. Grant date present values were based on an option value of $4.30 and, for options granted with dividend equivalents, a dividend equivalent value of $4.79. These use the following assumptions: share volatility--15.8%; dividend yield--4.35%; risk-free rate of return--5.62%; and outstanding term-- 10 years.

  The following table contains information with respect to the executive officers of Pacific Enterprises named in the Summary Compensation Table concerning the exercise of options and stock appreciation rights during 1998 and unexercised options and stock appreciation rights held on December 31, 1998.

                      Option / SAR Exercises and Holdings

                                                  Number of Securities      Value of Unexercised
                           Shares                Underlying Unexercised         In-the-Money
                         Acquired on             Options / SARs at Year        Options / SARs
                          Exercise     Value           End (#)(A)            at Year End ($)(A)
                                                ------------------------- -------------------------
Name                         (#)      Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
Richard D. Farman.......       -0-          -0-   439,109      319,707    $3,639,017    $310,992
Stephen L. Baum.........       -0-          -0-       -0-      167,900    $      -0-    $    -0-
Neal E. Schmale.........       -0-          -0-       -0-      109,334    $      -0-    $ 49,851
John R. Light...........       -0-          -0-       -0-       64,220    $      -0-    $    -0-
Frank H. Ault...........       -0-          -0-       -0-       16,860    $      -0-    $    -0-
Willis B. Wood, Jr......   360,912   $3,740,000   212,235          -0-    $1,685,731    $    -0-

________
(A)  The exercise price of outstanding options ranges from $12.80 to $31.00.

Restricted Stock Grants

     The following table contains information concerning restricted shares of Sempra Energy Common Stock granted during 1998 to the executive officers of Pacific Enterprises named in the Summary Compensation Table who received grants.

                        Restricted Stock Grants in 1998

                                                                Estimated Future
                                                                 Payouts Under
                                                                   Non-Stock
                              Number of     Performance Period    Price-Based
Name                      Restricted Shares    Until Payout        Plans (A)
----                      ----------------- ------------------- ----------------
Richard D. Farman........      17,124       Four Annual Periods     $443,683
Stephen L. Baum..........      14,524       Four Annual Periods     $376,317
Neal E. Schmale..........       5,556       Four Annual Periods     $143,956
John R. Light (B)........       5,556       Four Annual Periods     $143,956
Frank H. Ault............       1,456       Four Annual Periods     $ 37,725

--------
(A) The payout amount represents the fair market value on the July 23, 1998 grant date of the restricted shares that will become vested upon the achievement of all performance goals. The actual payout (if any) will depend upon the achievement of performance goals and upon the then fair market value of Sempra Energy Common Stock.
(B) Mr. Light also received a grant of 6,380 restricted shares upon joining Enova Corporation in April 1998. These shares had an aggregate grant date value (without any reduction for forfeiture or transfer restrictions) of $177,874. The forfeiture and transfer restrictions on one-quarter of these shares terminated as of December 31, 1998 based upon San Diego Gas & Electric Company having earned its regulatory-authorized rate of return for that year. Restrictions on an additional one-quarter of the shares initially subject to the award will terminate as of the end of years 2000, 2001 and 2002 if San Diego Gas & Electric Company has earned its authorized rate of return for such year. If the authorized rate of return is not met as of any performance year-end, the restrictions will terminate if the authorized rate of return is met or exceeded at the end of the first, second and third quarters of the following year, for the twelve months then ending.

  Restricted shares awarded to executives generally are subject to forfeiture and transfer restrictions that terminate upon the satisfaction of long term objective corporate performance criteria. During the performance period, the executive receives dividends on the restricted shares and is entitled to vote them but the shares cannot be sold or otherwise transferred. If the performance criteria are not satisfied or the executive's employment is terminated during the performance period, the shares are forfeited to Sempra Energy and canceled.

  The restricted shares shown in the table were awarded under the Sempra Energy 1998 Long Term Incentive Plan. The forfeiture and transfer restrictions on one-quarter of the shares initially subject to each of these awards will terminate at the end of years 1999, 2000, 2001 and 2002 if the executive is then employed by Sempra Energy or its subsidiaries and Sempra Energy has achieved a total return to shareholders for the year that places it among the top 25% of a peer group comprised of Sempra Energy and nineteen other energy and energy services companies. If these annual performance criteria are not met, the forfeiture and transfer restrictions on all or a portion of the shares remaining subject to these restrictions may be terminated based upon the satisfaction of cumulative shareholder return performance criteria for the four years ending December 31, 2002.

  The restrictions on all remaining shares will terminate at the end of the year 2002 if the executive is then employed by Sempra Energy or its subsidiaries and Sempra Energy has achieved a four-year cumulative total return to shareholders that either places it among the top 50% of the peer group companies or equals or exceeds the four-year cumulative return of the companies then comprising the Standard & Poor's 500 Corporate Stock Price Index. If neither of these performance criteria is satisfied, the restrictions may be terminated as to a portion of the shares if Sempra Energy's four-year cumulative total shareholder return is among the top 70% of the peer group. Restrictions will terminate as to 80% of the shares for performance among the top 55% of the peer group with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the peer group. Any restricted shares for which forfeiture and transfer restrictions are not terminated by or as of the end of year 2002 will be forfeited to Sempra Energy and canceled.

Pension Plans

  The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of Pacific Enterprises named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of Pacific Enterprises and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

                              Pension Plan Table
                                   ($000's)

      Pension Plan
      Compensation                                 Years of Service
      ------------        ---------------------------------------------------------------------------
                           5              10              20               30               40
                          ----           ----           ------           ------           ------
         $  400           $ 80           $160           $  240           $  250           $  260
         $  600           $120           $240           $  360           $  375           $  390
         $  800           $160           $320           $  480           $  500           $  520
         $1,000           $200           $400           $  600           $  625           $  650
         $1,200           $240           $480           $  720           $  750           $  780
         $1,400           $280           $560           $  840           $  875           $  910
         $1,600           $320           $640           $  960           $1,000           $1,040
         $1,800           $360           $720           $1,080           $1,125           $1,170

  Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service includes service with subsidiaries and number 20 years for Mr. Farman, 14 years for Mr. Baum, one year for Mr. Schmale, one year for Mr. Light and 29 years for Mr. Ault. Mr. Wood retired as Chairman and Chief Executive Officer of Pacific Enterprises during 1998 with 38 years of service.

  Messrs. Baum, Light and Ault are each entitled to pension benefits at the greater of that provided by Sempra Energy's pension plans or that to which he would have been entitled under the Enova Corporation pension plans

(including a supplemental pension plan) had those plans remained in effect. Under the Enova Corporation plans, upon retirement after attaining age 62 and having completed ten years of service, Messrs. Baum and Ault would each be entitled to a monthly pension benefit of 60% of final pay and Mr. Light of 50% of final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years' gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 62 and for between 5 and 10 years of service, and surviving spouse and disability benefits equal to 50% and 100%, respectively, of pension benefits.

Employment and Employment-Related Agreements

  Employment Agreements

  In connection with the business combination of Pacific Enterprises and Enova Corporation, Sempra Energy entered into employment agreements with Richard D. Farman and Stephen L. Baum. Prior to the completion of the business combination, Mr. Farman was the Chief Executive Officer and President of Pacific Enterprises and Mr. Baum was the Chairman and Chief Executive Officer of Enova Corporation.

  Each agreement provides for an initial employment term of five years (subject to earlier mandatory retirement at age 65) which commenced on the June 26, 1998 completion of the business combination of Pacific Enterprises and Enova Corporation. The term of each agreement is automatically extended by one year on June 26, 2002 and on each June 26 thereafter unless the executive or Sempra Energy elects not to extend the term.

  Mr. Farman's employment agreement provides that he will serve as the Chairman of the Board and Chief Executive Officer of Sempra Energy and as a member of its Office of the Chairman until June 26, 2000, the second anniversary of the business combination. Thereafter, until September 1, 2000, he will serve as the Chairman of the Board. For these services he will receive an annual base salary of not less than $760,000 and be entitled to participate in (i) annual incentive compensation plans providing him with annual bonus opportunities of not less than 60% of his annual base salary at target performance and 120% of his annual base salary at maximum performance, (ii) long term compensation plans and (iii) all retirement and welfare benefit plans applicable generally to employees or senior executives of Sempra Energy.

  Mr. Baum's employment agreement provides that he will serve as the Vice Chairman of the Board, President and Chief Operating Officer of Sempra Energy and as a member of its Office of the Chairman until June 26, 2000, the second anniversary of the business combination; as the Vice Chairman of the Board, Chief Executive Officer and President from June 26, 2000 until September 1, 2000; and thereafter as the Chairman, Chief Executive Officer and President. For these services, Mr. Baum will receive an annual base salary of not less than $645,000 until June 26, 2000 (the period during which he serves as the President and Chief Operating Officer) and thereafter (during the period in which he will serve as the Chief Executive Officer and President) will receive an annual base salary of no less than that of his predecessor as Chief Executive Officer. He also will be entitled to participate in (i) annual incentive compensation plans and long term compensation plans and awards providing him with the opportunity to earn on a year-by-year basis, short term and long term compensation at least equal (in terms of target, maximum and minimum awards, expressed as a percentage of annual base salary) to the greater of his opportunities in effect at Enova Corporation prior to the completion of the business combination and the awards granted to the Chief Executive Officer during the period in which he serves as the President and Chief Operating Officer and (ii) all retirement and welfare benefit plans applicable to employees or senior executives of Sempra Energy.

  The employment agreement of each executive also provides that if Sempra Energy or its subsidiaries terminates the executive's employment (other than for cause, death or disability) or the executive terminates his employment for good reason, the executive will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years' highest gross bonus awards in the five years preceding termination) multiplied in the case of Mr. Farman by two and in the case of Mr. Baum by the number of years remaining in the term of his agreement (but in no event less than two), provided that in the event of termination following a change in control such multiplier will be three; (ii) a pro rata portion of the target amount payable under any annual incentive compensation awards for the year or, if greater, the average of the three years' highest gross bonus awards paid to the executive in the five years preceding the year of termination; and (iii) certain additional retirement benefits. In the case of Mr. Farman, the additional retirement benefit is the present value of the benefits to which he would be entitled under Sempra Energy's defined benefit pension and retirement plans if he continued working for an additional two years and had increased his age by two years as of termination (in each case three years in the event of a termination following a change of control), but not beyond mandatory retirement age of 65. In the case of Mr. Baum, the additional retirement benefit is the present value of the benefits attributable to additional years of age and service credit (but in no event less than two years) for purposes of the calculation of retirement benefits under the Enova Corporation Supplemental Executive Retirement Plan as if he had remained employed for the remainder of the term of his agreement. Each agreement also provides for immediate vesting and exercisability of all equity-based long term incentive compensation awards; pro rata payment of cash-based long term incentive awards at target performance; continued participation in welfare benefit plans for three years; payment of compensation previously deferred; and financial planning and outplacement services. The agreements also provide for a gross-up payment to offset the effects of any excise taxes imposed on the executive under Section 4999 of the Internal Revenue code.

  Good reason is defined in the employment agreements to include an adverse change in the executive's title, authority, duties, responsibilities or reporting lines; a reduction in the executive's base salary or aggregate annualized compensation and benefit opportunities; the relocation of the executive's principal place of employment; and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy's shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

  Severance Agreements

  Sempra Energy has entered into a severance agreement with each of Pacific Enterprises' executive officers, other than Messrs. Farman and Baum for whom severance arrangements are contained in their respective employment agreements summarized above. The severance agreements provide for the payment of benefits in the event Sempra Energy or its subsidiaries terminates the executive's employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

  The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive's annual base salary and average annual bonus for the two years prior to termination multiplied, in certain cases depending upon the officer's position, by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on such awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive's benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive's actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for three years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

  Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of Sempra Energy, a material reduction in the executive's overall standing and responsibilities within Sempra Energy and a material reduction in the executive's annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of Sempra Energy, good reason also includes an adverse change in the executive's title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive's annualized compensation and benefit opportunities, relocation of the executive's principal place of employment by more than 30 miles, and a substantial increase in business travel obligations. A change in control is defined in the same manner as in the employment agreements of Messrs. Farman and Baum summarized above.

                             SHAREHOLDER PROPOSALS

  Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations of persons for election as directors, must give written notice to the Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises' offices within the periods and must be accompanied by the information required by the By-laws. A copy of these By-law requirements will be provided upon request in writing to the Secretary of Pacific Enterprises.

  The period for notice of business to be brought by shareholders before the 1999 Annual Meeting of Shareholders has expired. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 2000 Annual Meeting of Shareholders will commence on January 12, 2000 and end on March 10, 2000.

                             INDEPENDENT AUDITORS

  Representatives of Deloitte & Touche LLP, independent auditors for Pacific Enterprises, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

                                ANNUAL REPORTS

  Pacific Enterprises' Annual Report to the Securities and Exchange Commission on Form 10-K is being mailed to shareholders together with this Information Statement.

                               ----------------